Exhibit 99.1

News Release FOR IMMEDIATE RELEASE For Information: Quynh McGuire Vice President, Investor Relations 412 227 2049 McGuireQT@koppers.com	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

KOPPERS REPORTS THIRD QUARTER 2025 RESULTS

•Sales of $485.3 Million vs. $554.3 Million in Prior Year Quarter
•Net income attributable to Koppers of $23.8 Million vs. $22.8 Million in Prior Year Quarter
•Diluted EPS of $1.17 vs. $1.09 in Prior Year Quarter
•Adjusted EPS of $1.21 vs. $1.37 in Prior Year Quarter
•Adjusted EBITDA of $70.9 Million vs. $77.4 Million in Prior Year Quarter
•Year-to-date capital expenditures, net of insurance proceeds and sale of assets, of $33.7 Million vs. $55.0 Million in Prior Year Period
PITTSBURGH, November 7, 2025 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported its third quarter of 2025 results.

	Three Months Ended September 30,
(Dollars in millions, except per share amounts)	2025	2024	Change	% Change
Net sales	$485.3	$554.3	$(69.0)	(12.4)%
Net income attributable to Koppers	$23.8	$22.8	$1.0	4.4%
Adjusted net income attributable to Koppers(1)	$24.4	$28.7	$(4.3)	(15.0)%
Diluted earnings per share (EPS)	$1.17	$1.09	$0.08	7.3%
Adjusted EPS(1)	$1.21	$1.37	$(0.16)	(11.7)%
Adjusted EBITDA(1)	$70.9	$77.4	$(6.5)	(8.4)%
(1)Non-GAAP financial measure. See Non-GAAP Financial Measures for additional information and reconciliations to the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.
Chief Executive Officer Leroy Ball said, “Our team’s continued discipline on controlling costs throughout the quarter – as driven by our Catalyst transformation process – led us to deliver operating performance in line with expectations. However, with the exception of our utility pole business, end market softness persisted in the third quarter as expected. Although a higher-than-expected effective tax rate impacted bottom-line results, we turned our profitability into strong free cash flow generation and meaningful debt reduction. In addition, we completed the sale of our Railroad Structures business in August, which further simplifies our business portfolio through the sale of a non-core business that has historically diluted our margins. This divestiture, coupled with other personnel actions taken over the past 17 months, has reduced our global employee count by 17 percent from the high in April 2024.”

Third Quarter Financial Performance

	Three Months Ended September 30,
	2025	2024	Change	% Change
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$232.7	$248.1	$(15.4)	(6.2)%
Performance Chemicals	144.3	176.7	(32.4)	(18.3)%
Carbon Materials and Chemicals	108.3	129.5	(21.2)	(16.4)%
Total	$485.3	$554.3	$(69.0)	(12.4)%
Adjusted EBITDA:
Railroad and Utility Products and Services	$29.2	$24.7	$4.5	18.2%
Performance Chemicals	26.1	40.0	(13.9)	(34.8)%
Carbon Materials and Chemicals	15.6	12.7	2.9	22.8%
Total(1)	$70.9	$77.4	$(6.5)	(8.4)%
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	12.5%	10.0%	2.5%	25.0%
Performance Chemicals	18.1%	22.6%	(4.5)%	(19.9)%
Carbon Materials and Chemicals	14.4%	9.8%	4.6%	46.9%
(1)Non-GAAP financial measure. See Non-GAAP Financial Measures for additional information and reconciliations to the most directly comparable financial measure determined and reported in accordance with U.S. GAAP.
•RUPS net sales decreased due to $15.8 million of lower volumes from Class I crosstie customers and lower activity in its maintenance-of-way businesses, including the sale of its railroad bridge services business. These decreases were partly offset by higher volumes in commercial crossties, a 6.5 percent volume increase in the domestic utility pole business, and $1.9 million of price increases related primarily to crossties. Adjusted EBITDA increased due to $7.7 million of lower selling, general and administrative costs and operating expenses, and net sales price increases, partly offset by lower sales volumes.
•The decrease in PC net sales was the result of a 19 percent volume decrease primarily driven by a shift in U.S. market share, as well as a slight decrease in remaining customer volumes. Adjusted EBITDA decreased due to lower sales volumes and $7.3 million of higher raw material and operating costs, partly offset by $1.6 million of lower logistics costs and selling, general and administrative expenses, and higher royalty income.
•CMC net sales decreased mainly due to volume decreases of phthalic anhydride of $19.6 million as the company discontinued production, lower volumes and lower sales prices for carbon black feedstock, and lower sales prices for carbon pitch, which decreased approximately 3 percent globally. The decreases in carbon pitch prices were driven by market dynamics, particularly in Australasia. These decreases were partly offset by volume increases for carbon pitch and creosote. Adjusted EBITDA increased due to operating cost savings associated with ceasing phthalic anhydride production and $2.9 million of lower raw material costs, partly offset by lower sales prices.
•Operating cash flow for the nine months ending September 30, 2025 was $77.4 million, compared with $44.7 million in the prior year period. In the first quarter of 2025, the company paid $13.9 million related to the termination of its largest U.S. qualified pension plan.
Catalyst
In May 2025, Koppers announced a three-phase enterprise-wide transformation process, Catalyst, which involves the evaluation, scoping, quantification, planning, and execution of hundreds of commercial and cost saving opportunities through a rigorous process aimed at maximizing performance across every dimension of the organization. Having completed the first two phases focused on conducting an operational assessment and developing a detailed implementation plan that prioritizes initiatives based on impact and resource needs, the company has now entered the third and final multi-year phase of Catalyst. During this period, the company is actively executing initiatives and implementing identified opportunities to improve operational efficiency and financial performance.

Mr. Ball said, “The recently completed planning phase of our Catalyst transformation process has identified numerous actionable opportunities to position Koppers for future success, creating a roadmap to reshape our company into a higher earning, higher margin, higher free cash flow, and higher return on capital business. These initiatives, which we will implement over the next three years, impact all facets of the organization. As part of these efforts, we are focusing on growing the more profitable Performance Chemicals and Utility and Industrial Products businesses, while continuing to selectively scale back our lower margin, capital intensive Carbon Materials and Chemicals business. We believe that, by replacing lower margin business with higher value opportunities, we can grow earnings per share, on average by 10 percent annually, lower our annual maintenance and Zero Harm capital requirements, and consistently generate EBITDA margins above 15 percent by 2028. We are proud of the work our global team has put forth and look forward to realizing the tremendous opportunities ahead for Koppers as we execute the final phase of our transformation process.”

2025 Outlook
After considering the expected shift in geography of earnings for 2025, which increased the company's effective tax rate and had an unfavorable impact of $0.05 on adjusted EPS in the third quarter, as well as the current competitive environment, global economic conditions, and ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers is revising its sales forecast to be approximately $1.9 billion, compared with $1.9 billion to $2.0 billion previously. Accordingly, Koppers is tightening its 2025 financial forecast for adjusted EBITDA to be approximately $255 million to $260 million and adjusted EPS of approximately $4.00 to $4.15 per share.

	2025 Forecast	2024 Actual
Net sales	$1.9 billion	$2.1 billion
Adjusted EBITDA	$255 - $260 million	$262 million
Effective tax rate on adjusted net income	31 percent	26 percent
Adjusted EPS	$4.00 - $4.15	$4.11
Operating cash flow	$135 million	$119 million
Capital expenditures	$52 to $55 million	$77 million
The forecasted operating cash flow includes any impact from planned pension terminations and other special items. The company completed the termination of its largest U.S. qualified pension plan in February 2025, which required additional funding of $1.6 million in 2024 and $13.9 million in 2025.
Commenting on the revised forecast, Mr. Ball said, “I expect that we will finish the year within the middle part of our previously communicated adjusted EBITDA range. Adjusted earnings per share will likely fall into the lower half of our previous range, primarily due to an unfavorable geographical mix of earnings, resulting in a higher-than-expected effective tax rate. On the plus side, free cash flow should be minimally impacted due to lower capital spending. While challenging end markets, other than the utility pole sector, are expected to continue in the near-term, lower interest expense, a lower share count, and a more favorable tax rate in 2026 have us poised for meaningful earnings improvement and free cash flow generation.”
Koppers does not provide reconciliations of guidance for adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant. Forward-looking statements, including the guidance above, are based upon current expectations and are subject to factors that could cause actual results to differ materially from those set forth above. Please see the “Safe Harbor Statement” below for more information.

Investor Conference Call and Webcast
Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the third quarter of 2025. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10196739. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.
An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 1342424. The recording will be available for replay through February 07, 2026.
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About Koppers
Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of approximately 1,850 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.
Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.
Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income attributable to Koppers, and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitates comparisons between periods. The exclusion of certain items permits evaluation and a comparison between periods of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management.
Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.
See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA and Unaudited Reconciliations of Net Income Attributable to Koppers to Adjusted Net Income Attributable to Koppers and Diluted Earnings Per Share and Adjusted Earnings Per Share.

Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any related impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.
All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, cost reduction efforts, transformation initiatives, product introductions or expansions, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.
Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, availability of and fluctuations in the prices of key raw materials, including coal tar, lumber and scrap copper; the impact of changes in commodity prices, such as oil, copper and chemicals, on product margins; the successful implementation of multi-year cost mitigation programs; the extent of the dependence of certain of our businesses on certain market sectors and customers; economic, political and environmental conditions in international markets, including governmental changes, tariffs, restrictions on trade and restrictions on the ability to transfer capital across countries; current and potential future tariffs or duties; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential delays in timing or changes to expected benefits from cost reduction efforts; timing and results of any transformation initiatives, including estimates and assumptions related to the cost and the anticipated benefits of the transformation initiatives; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; disruptions and inefficiencies in the supply chain; changes in laws; the impact of environmental laws and regulations and compliance therewith; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(Dollars in millions, except share and per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$485.3	$554.3	$1,446.6	$1,615.1
Cost of sales	368.3	433.1	1,109.6	1,276.1
Depreciation and amortization	17.6	17.9	53.6	52.2
Selling, general and administrative	37.5	43.9	118.1	135.3
Impairment and restructuring	10.2	0.0	47.8	0.0
(Gain) loss on sale of assets	(0.1)	9.7	(0.4)	9.7
Operating profit	51.8	49.7	117.9	141.8
Other income, net	0.7	0.1	4.2	0.1
Interest expense	16.7	20.2	50.6	57.9
Loss on pension settlement	0.0	0.0	29.0	0.0
Income before income taxes	35.8	29.6	42.5	84.0
Income tax provision	12.0	10.6	16.2	25.2
Net income	23.8	19.0	26.3	58.8
Net loss attributable to noncontrolling interests	0.0	(3.8)	0.0	(3.8)
Net income attributable to Koppers	$23.8	$22.8	$26.3	$62.6
Earnings per common share attributable to Koppers common shareholders:
Basic	$1.21	$1.12	$1.32	$3.01
Diluted	$1.17	$1.09	$1.29	$2.92
Weighted average shares outstanding (in thousands):
Basic	19,654	20,409	19,964	20,790
Diluted	20,212	20,961	20,414	21,448

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2025	December 31, 2024
(Dollars in millions, except share and per share amounts)	(Unaudited)
Assets
Cash and cash equivalents	$37.9	$43.9
Accounts receivable, net of allowance of $7.0 and $6.9	192.1	191.8
Inventories, net	400.3	404.6
Derivative contracts	10.9	1.5
Other current assets	41.6	38.8
Total current assets	682.8	680.6
Property, plant and equipment, net of accumulated depreciation of $464.4 and $494.4	646.7	660.8
Goodwill	317.3	317.1
Intangible assets, net	107.6	119.0
Operating lease right-of-use assets	104.7	89.8
Deferred tax assets	8.8	8.4
Other assets	26.9	14.5
Total assets	$1,894.8	$1,890.2
Liabilities
Accounts payable	$156.3	$179.1
Accrued liabilities	71.3	115.1
Current operating lease liabilities	27.3	26.7
Current maturities of long-term debt	4.9	4.9
Total current liabilities	259.8	325.8
Long-term debt	918.3	925.9
Operating lease liabilities	77.7	64.4
Accrued postretirement benefits	12.9	14.9
Deferred tax liabilities	36.8	25.9
Other long-term liabilities	43.4	44.3
Total liabilities	1,348.9	1,401.2
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 26,194,068 and 25,761,084 shares issued	0.3	0.3
Additional paid-in capital	329.0	317.2
Retained earnings	511.4	490.3
Accumulated other comprehensive loss	(63.3)	(120.6)
Treasury stock, at cost, 6,580,954 and 5,480,230 shares	(231.8)	(198.5)
Total Koppers shareholders’ equity	545.6	488.7
Noncontrolling interests	0.3	0.3
Total equity	545.9	489.0
Total liabilities and equity	$1,894.8	$1,890.2

KOPPERS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,
	2025	2024
(Dollars in millions)	(Unaudited)	(Unaudited)
Cash provided by (used in) operating activities:
Net income	$26.3	$58.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53.6	52.2
Depreciation in impairment and restructuring	18.0	0.0
Stock-based compensation	10.7	16.1
Change in derivative contracts	(14.7)	(3.0)
Non-cash interest expense	2.8	2.5
(Gain) loss on sale of assets	(0.3)	9.4
Insurance proceeds	(2.2)	(1.0)
Deferred income taxes	1.6	1.0
Pension settlement	29.0	0.0
Change in other liabilities	3.3	(7.8)
Other - net	(5.9)	0.3
Changes in working capital:
Accounts receivable	(3.5)	(32.1)
Inventories	13.9	4.7
Accounts payable	(22.0)	(31.3)
Accrued liabilities	(27.1)	(19.8)
Other working capital	(6.1)	(5.3)
Net cash provided by operating activities	77.4	44.7
Cash (used in) provided by investing activities:
Capital expenditures	(38.4)	(58.8)
Acquisitions	0.0	(99.4)
Insurance proceeds	2.2	1.0
Sale of assets	2.5	2.8
Sale of business and divestitures	4.8	0.0
Other investing activities	(9.6)	0.0
Net cash used in investing activities	(38.5)	(154.4)
Cash provided by (used in) financing activities:
Borrowings of credit facility	420.4	599.1
Repayments of credit facility	(424.5)	(555.7)
Borrowings of long-term debt	0.0	100.0
Repayments of long-term debt	(3.7)	(4.5)
Issuances of Common Stock	1.1	4.5
Repurchases of Common Stock	(33.3)	(49.5)
Payment of debt issuance costs	(2.6)	(0.9)
Dividends paid	(4.7)	(4.6)
Net cash (used in) provided by financing activities	(47.3)	88.4
Effect of exchange rate changes on cash	2.4	(0.7)
Net decrease in cash and cash equivalents	(6.0)	(22.0)
Cash and cash equivalents at beginning of period	43.9	66.5
Cash and cash equivalents at end of period	$37.9	$44.5

UNAUDITED SEGMENT INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$232.7	$248.1	$718.1	$727.1
Performance Chemicals	144.3	176.7	416.0	503.7
Carbon Materials and Chemicals	108.3	129.5	312.5	384.3
Total	$485.3	$554.3	$1,446.6	$1,615.1
Adjusted EBITDA:
Railroad and Utility Products and Services	$29.2	$24.7	$86.3	$64.8
Performance Chemicals	26.1	40.0	74.9	114.1
Carbon Materials and Chemicals	15.6	12.7	42.3	27.5
Total(1)	$70.9	$77.4	$203.5	$206.4
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	12.5%	10.0%	12.0%	8.9%
Performance Chemicals	18.1%	22.6%	18.0%	22.7%
Carbon Materials and Chemicals	14.4%	9.8%	13.5%	7.2%
(1)The table below describes the adjustments to arrive at adjusted EBITDA.
UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2025	2024	2024
(Dollars in millions)
Net income	$23.8	$19.0	$26.3	$58.8	$48.6
Interest expense	16.7	20.2	50.6	57.9	76.2
Depreciation and amortization	17.6	17.9	53.6	52.2	67.5
Income tax provision	12.0	10.6	16.2	25.2	20.7
Sub-total	70.1	67.7	146.7	194.1	213.0
Adjustments to arrive at adjusted EBITDA:
LIFO (benefit) expense(1)	(4.8)	(1.2)	(7.3)	2.9	6.1
Impairment, restructuring and plant closure costs	10.2	0.4	47.8	0.4	17.3
(Gain) loss on sale of assets	(0.1)	9.7	(0.4)	9.7	10.7
Mark-to-market commodity hedging (gains) losses	(4.9)	0.0	(14.7)	(3.0)	7.9
Acquisition inventory step-up amortization	0.0	0.8	0.0	2.3	2.3
Amortization of cloud-based software implementation costs	0.3	0.0	1.1	0.0	0.3
Pension settlement and expense	0.1	0.0	30.3	0.0	4.0
Total adjustments	0.8	9.7	56.8	12.3	48.6
Adjusted EBITDA	$70.9	$77.4	$203.5	$206.4	$261.6
(1)The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO KOPPERS TO
ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS AND
DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2025	2024	2024
(Dollars in millions, except share and per share amounts)
Net income attributable to Koppers	$23.8	$22.8	$26.3	$62.6	$52.4
Adjustments to arrive at adjusted net income:
LIFO (benefit) expense(1)	(4.8)	(1.2)	(7.3)	2.9	6.1
Impairment, restructuring and plant closure costs	10.2	0.4	47.8	1.9	17.3
(Gain) loss on sale of assets	(0.1)	9.7	(0.4)	9.7	10.7
Mark-to-market commodity hedging (gains) losses	(4.9)	0.0	(14.7)	(3.0)	7.9
Acquisition inventory step-up amortization	0.0	0.8	0.0	2.3	2.3
Amortization of cloud-based software implementation costs	0.3	0.0	1.1	0.0	0.3
Pension settlement and expense	0.1	0.0	30.3	0.0	4.0
Total adjustments	0.8	9.7	56.8	13.8	48.6
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(0.2)	0.1	(14.2)	(1.0)	(9.6)
Noncontrolling interest	0.0	(3.9)	0.0	(3.9)	(3.9)
Effect on adjusted net income	0.6	5.9	42.6	8.9	35.1
Adjusted net income attributable to Koppers	$24.4	$28.7	$68.9	$71.5	$87.5
Diluted weighted average common shares outstanding (in thousands)	20,212	20,961	20,414	21,448	21,291
Diluted earnings per share	$1.17	$1.09	$1.29	$2.92	$2.46
Adjusted earnings per share	$1.21	$1.37	$3.38	$3.34	$4.11
(1)The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.